[ COMMERZBANK "LETTERHEAD" ]

April 28, 1995
SL/mm



Cobe Laboratories, Inc.
1185 Oak Street
Lakewood, CO 80215

Attention:  Mr. Sandy Lawson
            Vice President/Treasurer

                           U.S. $ Revolving Credit Facility



Dear Mr. Lawson:

We, Commerzbank Aktiengesellschaft (the "Bank"), acting through our respective
                                         ----
Lending Offices (this term and certain other capitalized terms used herein are defined on Attachment 2), are pleased to confirm that, on the terms and conditions set forth herein, we hold available to you, Cobe Laboratories, Inc., a Colorado corporation (the "Borrower"), a committed revolving credit
                                   --------
facility (the "Facility") in the aggregate amount of
               --------

                                  USD 5,000,000.00
                                (USD FIVE MILLION)

until April 26, 1996 (the "Maturity Date"), subject to the following terms and
                           -------- ----
conditions.



1. The Facility: Options. Subject to the terms and conditions herein, we will
   ---------------------
make advances (the "Advances") available to you under any of the Options
                    --------
listed below from the date of your acceptance of this Letter Agreement to the Maturity Date in an amount not to exceed USD 5,000,000.00 at any one time outstanding (such amount, unless reduced pursuant to Paragraph 5 or otherwise terminated in accordance with the terms hereof, constituting our "Commitment").
                                                                  ----------
Within the limits of the Commitment, you may borrow, prepay in accordance with Paragraph 6 and reborrow, provided that each Advance shall be repaid in full not later than the Maturity Date.

The availability of any credit hereunder to the Borrower shall be subject to, among other conditions, the receipt by the Bank, and the continued effectiveness at all times hereunder, of a letter of comfort (the "Letter of Comfort") executed by Gambro AB, a company organized under the law of Sweden, in favor of the Bank in form and substance satisfactory to the Bank.


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page  2   of letter dd. April 28, 1995     to Cobe Laboratories, Inc.
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Options
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Eurodollar Rate Option: Eurodollar Rate Loans under the Facility may be made at
---------- ---- -------
the Eurodollar Lending Office in minimum principal amounts of USD 500,000.00 and in integral multiples of USD 100,000.00 for fixed Interest Periods selected by the Borrower and agreed to by the Bank. The principal amount of each Eurodollar Rate Loan shall be repaid on the last day of the Interest
Period therefor with accrued interest. The interest rate per annum for each Eurodollar Rate Loan will be negotiated not later than two Business Days prior to the requested drawdown and will equal the Eurodollar Rate plus 1/4
                                                                        ---
of 1% per annum. Interest for any Interest Period longer than three months shall also be payable on the last day of each calendar quarter after such loan is made.

Prime Rate Option: Prime Rate Loans under the Facility may be made at the
----- ---- -------
Domestic Lending Office either for an agreed-upon period or without a fixed maturity date (in each case not beyond the Maturity Date), as the parties may agree, at an interest rate per annum equal to our fluctuating Prime Rate.
The principal amount of any Prime Rate Loan shall be repaid on the earlier of any agreed-upon maturity date or the Maturity Date and may be repaid, in whole or in part, on any earlier date selected by the Borrower, in each case with accrued interest on the principal amount repaid. Interest shall also be payable on the last day of each calendar quarter on any Prime Rate Loan then outstanding.

2. Note. Your indebtedness under the Facility shall be evidenced by the Note
   -----
in the principal amount of USD 5,000,000.00.

3. Borrowing Procedure. Advances will be made at your request upon notice to
   --------- ----------
us made by telephone, telex or letter, and we shall be entitled to rely upon any such request which we believe in good faith has been made by an officer or other person authorized to borrow on the Borrower's behalf. We will confirm each Advance by sending you a confirmation containing the relevant terms and conditions, which confirmation shall constitute a supplement to and part of this Letter Agreement. You agree to confirm the terms of each Advance by returning to the Bank a signed copy of the respective confirmation, but notwithstanding such confirmation, you shall be deemed to have incurred indebtedness from the Bank on terms and conditions set forth herein in the principal amount of any credit made to your current account with us or, if you have no account with us, equal to any amount transferred by us on your behalf.

Each confirmation or other document or instrument executed in connection with this Letter Agreement shall be signed on your behalf by individuals duly authorized for such purposes by your borrowing resolution most recently delivered to us.

Our obligation to make Advances hereunder is subject to the condition precedent that the corresponding funding in the relevant market and amount, and for the relevant period, is


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 [ COMMERZBANK "LETTERHEAD" ]

page  3   of letter dd. April 28, 1995     to Cobe Laboratories, Inc.
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available to the respective Lending Office.

4. Interest. Interest shall be calculated on the exact number of days elapsed
   ---------
based on a year of 360 days. Any amount of principal or, to the extent permitted by law, interest on any Advance hereunder which is not paid when due shall bear interest until paid in full at a rate per annum equal to 2 above the Prime Rate.

5. Facility Fee. You agree to pay us a facility fee of 1/8 of 1% per annum
   -------- ----
on the total amount of this line of credit, payable in arrears on the last day of each March, June, September and December, with the first such payment to be made on June 30, 1995.

6. Prepayment. On at least two Business Days' notice you may, or if it
   ----------
becomes unlawful for us to continue to fund or maintain outstanding any extension of credit or to perform our obligations hereunder then upon our demand you shall (and upon such demand our Commitment shall terminate), prepay each Advance with accrued interest to the date of prepayment on the amount prepaid, provided that if due to any such prepayment, or any other prepayment made by you hereunder (including without limitation prepayment made under Paragraph 8 or 13), we receive payment of principal of any such credit other than on the last day of the Interest Period (if any) therefor, you agree to compensate us upon our demand for any applicable Prepayment Costs.

7. Payments and Notices. All payments of principal, interest and commitment
   -------- --- -------
fee hereunder shall be made in immediately available funds to the Federal Reserve Bank of New York, for the account of Commerzbank Aktiengesellschaft, New York Branch, ABA no. 026-008-044, reference Cobe Laboratories, Inc., Account No. 123/1004704, for the account of the respective Lending Office.

If any payment becomes due hereunder or under the Note, or any Interest Period for an Advance would otherwise end, on a day which is not a Business Day, then such payment shall be made, and such Interest Period shall end, on the next succeeding Business Day and such extension of time shall be included in the computation of interest due, but if, in the case of a Eurodollar Rate Loan, such payment or termination would occur in a new calendar month then the same shall occur instead on the next preceding Business Day.

All notices and other communications hereunder shall be sent to you at your above address, or by telefax to (303) 231-4957, or by telephone to (303) 239-2169, in each case Attention: Sandy Lawson/Denise Martinez and to the Bank (subject to Paragraph 3 above) at 660 S. Figueroa Street, Suite 1450, Los Angeles, CA 90017, or by telex to 678338 CZKLA or by telephone to 213-623-8223, in each case Attention: Corporate Banking I.

8. Increased Costs. If we shall determine that (a) due to any Legal Event,
   --------- -----
there shall be any


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 [ COMMERZBANK "LETTERHEAD" ]

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increase in our cost of funding, making or maintaining any Advance, or (b)
due to any Legal Event regarding capital adequacy, the rate of return on our Bank's capital shall be reduced, as a consequence of any extension of credit hereunder, to a level below that which we could have achieved but for such Legal Event, then and in any such event you shall have the option of either (i) paying to us an amount necessary to compensate us for such increased cost and/or reduction or (ii) prepaying the principal amount of the relevant Advance plus accrued interest to the date of prepayment, together with any applicable Prepayment Costs.

9. Closing Conditions. Each Advance will be made available to you upon your
   ------- ----------
fulfillment of the applicable conditions precedent set forth on Attachment 3 hereto.

10. Representations and Warranties. The Borrower hereby represents and
    --------------- --- ----------
warrants as follows:

       (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado.

       (b) The execution, delivery and performance by it of this Letter Agreement and the Note are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene its charter or by-laws or any law or contractual restriction binding on or affecting it.

       (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Letter Agreement or the Note.

       (d) This Letter Agreement is, and the Note when delivered hereunder will be, its legal, valid and binding obligations enforceable against it in accordance with their respective terms.

       (e) The consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 1993, and the related consolidated statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to us, fairly present the consolidated financial condition of it and its Subsidiaries as at such date and the respective consolidated results of operations for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since June 30, 1994 there has been no material adverse change in such condition or operations.

       (f) There is no pending or threatened action or proceeding affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of such entity.

(g) No proceeds of any Advance will be used to acquire any security in any transaction


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page  5   of letter dd. April 28, 1995     to Cobe Laboratories, Inc.
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which is subject to Sections 13 and 14 of the Securities Exchange Act of
1934, and no proceeds of any Advance will be used to purchase or carry any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

11. Financial Statements. Applicable banking regulations and our own internal
    --------- ----------
policies require us to maintain on file credit information sufficient for an adequate appraisal of our assets. Accordingly, it is hereby agreed that you will provide to us, as soon as they become available, your audited annual and semi annual consolidated financial statements including, without limitation, consolidated balance sheets and statements of income and changes in financial position.

12. Covenants. So long as any of the Advances or other extensions of credit
    ---------
shall remain outstanding, the Borrower will ensure that at all times its obligations under this Letter Agreement constitute its unconditional general obligations ranking at least pari passu with all its other
                                     ---- -----
obligations for money borrowed (or contingent obligations in respect thereof). Likewise, so long as any of the Advances or other extensions of credit made by any creditor other than the Bank is guaranteed, supported or in any way secured by whatever means other than by means of the guarantees of the Parent, the Borrower shall at its expense also secure or cause to be ratably guaranteed, supported or secured, as the case may be, any indebtedness under this Note by such means, causing it to be ranked at least pari passu with all other debt thereby guaranteed, supported or secured;
      ---- -----

13. Events of Default. Upon the occurrence of any of the events listed on
    ------ -- -------
Attachment 4 as "Events of Default", our Commitment shall automatically
                 ------ -- -------
terminate and the Bank may declare the Note and all Advances, interest thereon and all other amounts then outstanding hereunder to be, and in the case of an Event of Default specified in Paragraph 6 of said Attachment the same shall automatically be, immediately due and payable, without presentment, demand, protest or further notice of any kind, the same being hereby expressly waived by you, whereupon all such Advances, interest and amounts shall be immediately due and payable.

14. Costs and Expenses. The Borrower agrees to pay on demand all losses,
    ----- --- --------
costs and expenses, if any, of the Bank in connection with the enforcement of this Letter Agreement and the Note including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel for the Bank.

15. Binding Effect and Severability. This Letter Agreement and the Note
    ------- ------ --- ------------
shall be binding upon and inure to the benefit of both parties hereto and their respective successors and assigns, provided that the Borrower shall not have the right to transfer any of its rights or obligations hereunder without the Bank's prior written consent. If any provision of this Letter Agreement or the Note shall be held to be invalid or unenforceable, in whole or in part, neither the validity nor the enforceability of the remainder hereof or thereof shall in any way be affected. Nothing


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page  6   of letter dd. April 28, 1995     to Cobe Laboratories, Inc.
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herein shall prohibit the Bank from pledging or assigning the Note to any
Federal Reserve Bank in accordance with applicable law.

16. Governing Law and Jurisdiction. This Letter Agreement and the Note shall be
    --------- --- --- ------------
governed by and construed in accordance with the law of the State of New York. Place of jurisdiction for both parties shall be the State and Federal courts sitting in New York City, New York, to the jurisdiction of which you hereby irrevocably submit.

Kindly express your agreement to the foregoing terms by returning to us the attached copy of this Letter Agreement, duly signed.

We appreciate this opportunity to be of service to your fine company and look forward to a long and mutually beneficial relationship.

Very truly yours,

                                    C O M M E R Z B A N K
                                      Aktiengesellschaft
                                      Los Angeles Branch

                      /s/ Christian Jagenberg    /s/ Steven F. Larsen
                         Christian Jagenberg       Steven F. Larsen
                           SVP and Manager          Vice President


AGREED AND ACCEPTED:

COBE LABORATORIES, INC.


By:  /s/ George L. Garcia
    --------------------------------
     Name:  George L. Garcia
     Title: Corporate Controller


By:  /s/ Herbert S. Lawson
    --------------------------------
     Name:  Herbert S. Lawson
     Title: Vice Pres., CFO

Date:   5/12/95    , 1995
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